[LETTERHEAD]

                        Venable, Baetjer and Howard, LLP
                     1800 Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201




                                 August 28, 1998




Mercantile Bankshares Corporation
Two Hopkins Plaza
Baltimore, Maryland 21203

Ladies and Gentlemen:

                  We have acted as counsel for Mercantile Bankshares Corporation
(the "Corporation") in connection with an Agreement and Plan of Affiliation and Merger dated June 9, 1998 (the "Agreement") by and among the Corporation, The Marine BanCorp, Inc. ("Marine"), The Marine Bank, a wholly-owned subsidiary of Marine ("Marine Bank"), and Farmers & Merchants Bank-Eastern Shore, a wholly-owned affiliate of the Corporation ("F&M"), pursuant to which Marine Bank will become affiliated with the Corporation by Marine's merger into the Corporation, which will be accompanied by Marine Bank's merger into F&M. We have also acted as counsel to the Corporation in connection with the Corporation's Registration Statement on Form S-4 (such Registration Statement, including all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of up to 124,620 shares of common stock (par value $2.00 per share) of the Corporation (the "Shares") pursuant to the Agreement.

                  In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and By-Laws of the Corporation, as amended and as currently in effect; (iii) certain resolutions of the Board of Directors of the Corporation relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.

                  Based upon the foregoing, we are of the opinion that when sold, issued and paid for as contemplated in the Registration Statement, the Shares will be validly issued and will be fully paid and nonassessable.

                  The law covered by the opinion set forth above is limited to the corporate law of the State of Maryland.

                  We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

                                   Very truly yours,
                                   /s/ Venable, Baetjer and Howard, LLP